Exhibit 99.1
GENERAL CABLE REPORTS SECOND QUARTER 2016 RESULTS
HIGHLAND HEIGHTS, KENTUCKY, August 3, 2016 - General Cable Corporation (NYSE: BGC) reported today results for the second quarter ended July 1, 2016. For the quarter, reported diluted earnings per share from continuing operations was $0.68 and reported operating income from continuing operations was $58 million. The Company generated adjusted earnings per share from continuing operations for the quarter of $0.30 and adjusted operating income from continuing operations of $49 million. See page 3 and 4 of this press release for the reconciliation of reported to adjusted results and related disclosures.

Michael T. McDonnell, President and Chief Executive Officer, said, “Our solid financial performance in the quarter, generated in spite of a relatively weak and choppy demand environment, reflects the results of our focused execution and the significant operational improvements that we have made in the Company. Adjusted operating income from continuing operations was at the top of the guidance range, excluding the unfavorable metal price impact in the quarter relative to guidance assumptions. We also continued to simplify and focus our portfolio with the sale of three businesses and applied the proceeds toward reducing our outstanding borrowings.”

Second Quarter Summary

•
Second quarter reported operating income from continuing operations was $58 million, up $43 million sequentially and $34 million year over year principally due to the gain on the sale of the Company’s North American automotive ignition wire business and restructuring savings

•
Second quarter adjusted operating income from continuing operations was $49 million, up $7 million sequentially and $2 million above guidance mid-point, driven principally by continued performance improvement and restructuring savings

•
Adjusted operating income from continuing operations was down $6 million year over year driven by the easing performance of the Company’s submarine turnkey project business and the impact of weaker demand for industrial and specialty (oil and gas) cables

•
As compared to guidance, metal prices represent a negative impact of approximately $4 million for the second quarter of 2016. Metal prices for the second quarter of 2016 were neutral as compared to the first quarter of 2016 and second quarter of 2015. Metal cost impact is calculated as the difference between the price at which we buy metals and the price at which we sell the metals as a component of our product cost

•	Completed the sale of the North American automotive ignition wire business generating proceeds of $71 million

•	Completed the sale of the Company’s Egypt business bringing the total cash proceeds generated from the divestiture program to $193 million with more to come

•	Subsequent to the second quarter, completed the sale of the Company’s Venezuela business generating cash proceeds of $6 million

•	Company remains on track to meet restructuring savings target of $80 to $100 million; generated additional restructuring savings of $9 million in the second quarter

Segment Demand
North America - excluding aerial transmission product shipments, unit volume was flat versus the first quarter of 2016 and up 4% year over year. For the second quarter, stronger demand for electric utility distribution and construction cables was partially offset by weaker demand for industrial and specialty products, particularly those tied to oil and gas applications.

Europe - unit volume was up 7% versus the first quarter of 2016 driven by demand for electric utility cables including land-based turnkey projects and energy products. Excluding the impact of restructuring activity, such as the exit from certain low value-add end markets, unit volume year over year was flat.

Latin America - excluding aerial transmission product shipments in Brazil, unit volume was up 8% versus the first quarter of 2016 as seasonal demand improved across the region. Year over year, unit volume excluding aerial transmission product shipments was down 1% as end market demand remains under pressure throughout the region due to the ongoing difficult economic conditions and reduced government spending.

Other Income
Other income of $9 million for the second quarter consisted of mark-to-market gains of $4 million on derivative instruments accounted for as economic hedges and foreign currency transaction gains of $5 million, of which $3 million relates to foreign currency transaction gains in Africa.

Net Debt
At the end of the second quarter 2016, the first quarter of 2016 and the fourth quarter of 2015, total debt was $1,024 million, $1,147 million and $1,067 million, respectively, and cash was $63 million, $87 million and $79 million, respectively. At the end of the second quarter 2016 net debt of $961 million decreased $99 million from the first quarter of 2016 and $27 million from the end of 2015.  The decrease in net debt is principally due to cash proceeds from divestitures and the efficient management of working capital including inventory levels and collections from subsea turnkey projects.

Update on CFO Transition
The Company’s Board of Directors named Chris Kreidler to serve as Interim Chief Financial Officer, effective August 12, 2016. Mr. Kreidler will replace Brian Robinson, who, as communicated in March of 2016, is leaving the company to pursue other opportunities. The Company’s search, with the assistance of Heidrick & Struggles, for a permanent replacement CFO is advancing. Mr. Kreidler most recently served as Executive Vice President and CFO at Sysco Corporation and during his 28-year career, he also held numerous leadership roles across Yum! Brands and C&S Wholesale Grocers. Mr. Kreidler holds a bachelor’s degree and an MBA from Rice University.  “We are pleased to welcome Chris to General Cable as Interim CFO,” McDonnell continued “Chris brings decades of experience in supporting companies with global operations, as well as a distinctive leadership capacity to manage teams and apply financial expertise to business management. We are confident that he will be a strong asset to the company as we conclude our active search for a permanent CFO.”

Other Matters
We have been reviewing, with the assistance of external counsel, our use and payment of agents in connection with, and certain other transactions involving, our operations in Angola, Thailand, India, China and Egypt (the “Subject Countries”). Our review has focused upon payments and gifts made, offered, contemplated or promised by certain employees in one or more of the Subject Countries, directly and indirectly, and at various times, to employees of public utility companies and/or other officials of state owned entities that raise concerns under the FCPA and possibly under the laws of other jurisdictions. During 2015, we substantially completed our internal review in the Subject Countries and, based on our findings, we increased our outstanding FCPA-related accrual to $28 million as of December 31, 2015. At this time, we are in early stages of discussions with the SEC and DOJ regarding the terms of a potential resolution of the ongoing investigations, and based on these discussions, we believe the amount of total probable disgorgement of profits, including pre-judgment interest, required to resolve the investigations is in the range of $33 million to $59 million. As a result, we have increased our existing accrual as of July 1, 2016 by $5 million to $33 million, which represents the low-end of the range. The amount accrued solely reflects profits and pre-judgment interest that may be disgorged and does not include, and we are not able to reasonably estimate, the amount of any possible fines, civil or criminal penalties or other relief, any or all of which could be substantial. The SEC and DOJ inquiries into these matters remain ongoing, and we continue to cooperate with the DOJ and the SEC with respect to these matters. At this time, we are unable to predict the nature of any action that may be taken by the DOJ or SEC or any remedies these agencies may pursue as a result of such actions.

Third Quarter 2016 Outlook
“In the third quarter, we are encouraged by the demand trends in our electric utility distribution and non-residential construction markets, which have been up mid-single digits year-over-year so far this year, but we still expect certain end market demand to be uneven, particularly in our industrial and specialty markets. We also expect the normal seasonal slowing in our European businesses and further easing of our subsea turnkey project business. We built our strategic roadmap precisely for this weak and uneven demand environment. I am pleased to say that all of our key roadmap initiatives in portfolio optimization, leading cost position, targeted growth and highly engaged culture are in progress and on track for substantial value creation,” McDonnell concluded.

Revenues in the third quarter are expected to be in the range of $900 to $950 million. Unit volume is anticipated to be flat to up low-single digits sequentially. Reported operating income from continuing operations is anticipated to be in the range of $32 to $47 million and adjusted operating income from continuing operations is anticipated to be in the range of $35 to $50 million for the third quarter. Reported diluted earnings per share are anticipated to be in the range of $0.06 to $0.26 per share and adjusted earnings per share are expected to be in the range of $0.10 to $0.30 per share for the third quarter. The movement of metal prices is not anticipated to have a material impact on the third quarter outlook which assumes copper (COMEX) and aluminum (LME) prices of $2.20 and $0.73, respectively. Foreign currency exchange rates are assumed constant in the third quarter outlook. The third quarter outlook for adjusted operating results does not include results from Asia Pacific and Africa.

Non-GAAP Financial Measures
Adjusted operating income from continuing operations (defined as operating income from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items), adjusted earnings per share from continuing operations (defined as diluted earnings per share from continuing operations before extraordinary, nonrecurring or unusual charges and other certain items) and net debt (defined as long-term debt plus current portion of long-term debt less cash and cash equivalents) are “non-GAAP financial measures” as defined under the rules of the Securities and Exchange Commission. Metal adjusted revenues, adjusted operating income and return on metal-adjusted sales on a segment basis, non-GAAP financial measures, are also provided herein. See “Segment Information.”

These Company-defined non-GAAP financial measures exclude from reported results those items that management believes are not indicative of our ongoing performance and are being provided herein because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews our operating results and the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with the Company’s results reported according to GAAP. Adjusted results, for periods prior to the fourth quarter of 2015, reflect the removal of the impact of our Venezuelan operations on a standalone basis. Effective as of the end of the third quarter 2015, we deconsolidated our Venezuelan subsidiary and began accounting for our investment in our Venezuelan subsidiary using the cost method of accounting. Historical segment adjusted operating results are disclosed in the Second Quarter 2016 Investor Presentation available on the Company’s website.

A reconciliation of GAAP operating income (loss) from continuing operations and diluted earnings (loss) per share from continuing operations to adjusted operating income from continuing operations and earnings (loss) per share from continuing operations follows:

Second Quarter of 2016 versus Second Quarter of 2015 and First Quarter of 2016
	Second Quarter				First Quarter
	2016		2015		2016
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
From continuing operations	$ 58.1	$ 0.68	$ 23.7	$ (0.03)	$ 15.3	$ (0.17)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	(0.05)	-	0.04	-	(0.04)
Restructuring and divestiture costs (3)	16.7	0.25	9.3	0.10	14.1	0.19
Legal and investigative costs (4)	1.1	0.02	2.9	0.02	5.8	0.08
(Gain) loss on sale of assets (5)	(46.5)	(0.86)	11.6	0.13	-	-
New customer incentive (6)	-	-	4.6	0.06	-	-
Foreign Corrupt Practices Act (FCPA) accrual (7)	5.0	0.09	-	-	-	-
Venezuela (income)/loss (8)	-	-	(0.6)	(0.01)	-	-
Asia Pacific and Africa (income)/loss (9)	14.6	0.16	3.5	0.04	6.4	0.12
Total Adjustments	(9.1)	(0.38)	31.3	0.39	26.3	0.36
Adjusted	$ 49.0	$ 0.30	$ 55.0	$ 0.36	$ 41.6	$ 0.19

The following reconciliation of estimated operating income from continuing operations and diluted earnings per share from continuing operations to adjusted operating income from continuing operations and adjusted earnings per share from continuing operations for the third quarter of 2016 contains forward-looking information.  All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information as a result of factors, risks and uncertainties over many of which we have no control.  See “Cautionary Statement Concerning Forward-Looking Statements” at the end of this press release.

Third Quarter of 2016 Outlook and Third Quarter of 2015 Actual
	Third Quarter
	2016 Outlook		2015 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
From continuing operations	$ 32 - 47	$ 0.06 - 0.26	$ 17.1	$ (0.69)
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense (1)	-	0.01	-	0.01
Mark to market (gain) loss on derivative instruments (2)	-	-	-	0.15
Restructuring and divestiture costs (3)	6.0	0.05	14.2	0.27
Legal and investigative costs (4)	2.0	0.02	2.1	0.04
(Gain) loss on sale of assets (5)	(6.0)	(0.05)	-	-
Loss on deconsolidation of Venezuela (8)	-	-	12.0	0.25
Venezuela (income)/loss (8)	-	-	(0.8)	(0.02)
Asia Pacific and Africa (income)/loss (9)	1.0	0.01	2.8	0.25
Total Adjustments	3.0	0.04	30.3	0.95
Adjusted	$ 35 - 50	$ 0.10 - 0.30	$ 47.4	$ 0.26

NOTE: The tables above reflect EPS adjustments based on the Company's full year effective tax rate for 2016 and 2015 of 50% and 40%, respectively.

(1)
The Company's adjustment for the non-cash convertible debt interest expense reflects the accretion of the equity component of the 2029 convertible notes, which is reflected in the income statement as interest expense.

(2)
Mark to market (gains) and losses on derivative instruments represents the current period changes in the fair value of commodity instruments designated as economic hedges. The Company adjusts for the changes in fair values of these commodity instruments as the earnings associated with the underlying contracts have not been recorded in the same period.

(3)
Restructuring and divestiture costs represent costs associated with the Company's announced restructuring and divestiture programs. Examples consist of, but are not limited to, employee separation costs, asset write-downs, accelerated depreciation, working capital write-downs, equipment relocation, contract terminations, consulting fees and legal costs incurred as a result of the programs. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of both the restructuring and divestiture programs.

(4)
Legal and investigative costs represent costs incurred for external legal counsel and forensic accounting firms in connection with the restatement of our financial statements and the Foreign Corrupt Practices Act investigation. The Company adjusts for these charges as management believes these costs will not continue at the conclusion of these investigations which are considered to be outside the normal course of business.

(5)
Gain and losses on the sale of assets are the result of divesting certain General Cable businesses. The Company adjusts for these gains and losses as management believes the gains and losses are one-time in nature and will not occur as part of the ongoing operations.

(6)
New customer incentive reflects a one-time charge related to an inventory exchange program the Company executed within its automotive ignition wire business. The Company adjusted operating income for this customer incentive as management believes this was a one-time charge that will not occur as part of the ongoing operations. Further, the Company sold this business in the second quarter of 2016.

(7)
Foreign Corrupt Practices Act (FCPA) accrual is the Company's estimate of the profits and pre-judgment interest that may be disgorged to resolve the ongoing investigation. See “Other Matters” on page 2 of this press release. The Company adjusts for this accrual as management believes this is a one-time charge and will not occur as part of ongoing operations.

(8)
The Venezuela (income) loss adjustment reflects the removal of the impact of Venezuelan operations prior to its deconsolidation effective at the end of Q3 2015. Effective as of the end of the third quarter 2015, the Venezuelan subsidiary was deconsolidated and accounted for using the cost method of accounting. The loss on the deconsolidation of Venezuela is the one-time charge associated with the deconsolidation. The company adjusted for this loss as management believes the deconsolidation of Venezuela was one-time in nature and will not occur as part of the ongoing operations.

(9)
The adjustment excludes the impact of operations in the Asia Pacific and Africa segment which are not considered "core operations" under the Company's new strategic roadmap. The Company is in the process of divesting or closing these operations which are not expected to continue as part of the ongoing business. For accounting purposes, the continuing operations in Asia Pacific and Africa (which consists primarily of business located in Africa) do not meet the requirements to be presented as discontinued operations.

Conference Call and Investor Presentation
General Cable will discuss second quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on August 4, 2016. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC) is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters.  Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words.  Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control.  These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to achieve the anticipated cost savings, efficiencies and other benefits related to our restructuring program and other strategic initiatives, including our plan to exit all of our Asia Pacific and African operations, and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on February 29, 2016, and subsequent SEC filings.  You are cautioned not to place undue reliance on these forward-looking statements.  General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

Contact:
Len Texter
Senior Vice President of Finance and Investor Relations
(859) 572-8684

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Net sales	$990.0	$1,113.4	$1,964.0	$2,284.5
Cost of sales	873.8	990.2	1,741.7	2,047.6
Gross profit	116.2	123.2	222.3	236.9

Selling, general and administrative expenses	55.6	97.8	144.5	195.3
Goodwill impairment charge	—	—	1.6	—
Intangible asset impairment charges	2.5	1.7	2.8	1.7
Operating income (loss)	58.1	23.7	73.4	39.9
Other income (expense)	9.1	(6.0)	7.7	(31.8)
Interest income (expense):
Interest expense	(22.7)	(25.3)	(44.2)	(49.7)
Interest income	0.3	0.5	0.6	1.0
	(22.4)	(24.8)	(43.6)	(48.7)

Income (loss) before income taxes	44.8	(7.1)	37.5	(40.6)
Income tax (provision) benefit	(11.4)	5.5	(12.2)	4.1
Equity in net earnings (losses) of affiliated companies	0.3	—	0.4	0.2
Net income (loss) from continuing operations	33.7	(1.6)	25.7	(36.3)
Net income (loss) from discontinued operations, net of tax	(5.4)	(6.8)	(1.8)	(13.0)
Net income (loss) including noncontrolling interest	28.3	(8.4)	23.9	(49.3)
Less: net income (loss) attributable to noncontrolling interest	(1.5)	(1.5)	(1.2)	(4.3)
Net income (loss) attributable to Company common shareholders	$29.8	$(6.9)	$25.1	$(45.0)
Earnings (loss) per share from continuing operations
Earnings (loss) per common share - basic	$0.71	$(0.03)	$0.54	$(0.72)
Weighted average common shares - basic	49.6	48.9	49.5	48.8
Earnings (loss) per common share - assuming dilution	$0.68	$(0.03)	$0.52	$(0.72)
Weighted average common shares - assuming dilution	52.1	48.9	52	48.8
Earnings (loss) per share attributable to Company common shareholders
Earnings (loss) per common share - basic	$0.60	$(0.14)	$0.51	$(0.92)
Weighted average common shares - basic	49.6	48.9	49.5	48.8
Earnings (loss) per common share - assuming dilution	$0.57	$(0.14)	$0.48	$(0.92)
Weighted average common shares - assuming dilution	52.1	48.9	52	48.8

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended		Six Fiscal Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015
Revenues (as reported)
North America	$530.9	$609.4	$1,069.1	$1,247.6
Europe	229.5	250.9	451.4	512.7
Latin America	168.2	188.8	323.2	394.1
Asia Pacific and Africa	61.4	64.3	120.3	130.1
Total	$990.0	$1,113.4	$1,964.0	$2,284.5

Revenues (metal adjusted)(1)
North America	$530.9	$561.3	$1,069.1	$1,141.1
Europe	229.5	235.1	451.4	478.9
Latin America	168.2	163.2	323.2	338.4
Asia Pacific and Africa	61.4	55.8	120.3	112.8
Total	$990.0	$1,015.4	$1,964.0	$2,071.2

Metal Pounds Sold
North America	137.3	138.7	279.3	284.8
Europe	40.8	41.4	79.0	83.1
Latin America	63.9	56.7	119.0	125.1
Asia Pacific and Africa	22.9	16.4	41.9	33.8
Total	264.9	253.2	519.2	526.8

Operating Income (loss)
North America	$73.8	$30.9	$91.5	$60.5
Europe	(1.5)	(1.2)	6.2	4.7
Latin America	0.4	(2.5)	(3.3)	(18.4)
Asia Pacific and Africa	(14.6)	(3.5)	(21.0)	(6.9)
Total	$58.1	$23.7	$73.4	$39.9

Adjusted Operating Income (loss)(2)
North America	$40.1	$43.8	$71.6	$82.7
Europe	8.6	11.2	19.9	26.2
Latin America	0.3	—	(0.9)	(5.5)
Total	$49.0	$55.0	$90.6	$103.4

Return on Metal Adjusted Sales(3)
North America	7.6%	7.8%	6.7%	7.2%
Europe	3.7%	4.8%	4.4%	5.5%
Latin America	0.2%	—%	(0.3)%	(1.6)%
Total	5.3%	5.7%	4.9%	5.3%

Capital Expenditures
North America	$9.5	$5.0	$16.5	$11.6
Europe	4.8	5.5	8.9	8.5
Latin America	3.5	1.1	6.6	6.7
Asia Pacific and Africa	—	0.5	0.1	3.5
Total	$17.8	$12.1	$32.1	$30.3

Depreciation & Amortization
North America	$11.0	$10.3	$21.9	$20.6
Europe	5.8	5.9	11.4	13.9
Latin America	4.3	4.9	8.4	10.1
Asia Pacific and Africa	0.5	1.5	1.1	2.8
Total	$21.6	$22.6	$42.8	$47.4

Revenues by Major Product Lines
Electric Utility	$357.8	$373.3	$708.9	$763.6
Electrical Infrastructure	256.2	318.7	535.9	662.2
Construction	189.5	221.0	362.4	439.3
Communications	126.2	142.3	240.7	280.3
Rod Mill Products	60.3	58.1	116.1	139.1
Total	$990.0	$1,113.4	$1,964.0	$2,284.5

(1) Metal-adjusted revenues, a non-GAAP financial measure, is provided in order to eliminate an estimate of metal price volatility from the comparison of revenues from one period to another.
(2) Adjusted operating income (loss) is a non-GAAP financial measure. The company is providing adjusted operating income (loss) on a segment basis because management believes it is useful in analyzing the operating performance of the business and is consistent with how management reviews the underlying business trends. A reconciliation of segment reported operating income (loss) to segment adjusted operating income (loss) is provided in the appendix of the Second Quarter 2016 Investor Presentation, located on the Company's website.

(3) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income (Loss).

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	July 1, 2016	December 31, 2015
	(unaudited)
Current Assets:
Cash and cash equivalents	$62.8	$79.7
Receivables, net of allowances of $16.0 million at April 1, 2016
and $17.6 million at December 31, 2015	753.2	686.9
Inventories	771.5	807.8
Prepaid expenses and other	102.0	62.1
Current assets of discontinued operations	90.0	103.9
Total current assets	1,779.5	1,740.4

Property, plant and equipment, net	506.3	523.5
Deferred income taxes	18.2	20.6
Goodwill	19.7	22.2
Intangible assets, net	36.5	36.6
Unconsolidated affiliated companies	8.8	8.4
Other non-current assets	41.5	46.0
Non-current assets of discontinued operations	56.1	56.9
Total assets	$2,466.6	$2,454.6

Liabilities and Total Equity
Current Liabilities:
Accounts payable	$427.7	$411.4
Accrued liabilities	360.1	331.4
Current portion of long-term debt	133.8	154.9
Current liabilities of discontinued operations	25.9	51.6
Total current liabilities	947.5	949.3

Long-term debt	890.3	911.6
Deferred income taxes	145.5	145.3
Other liabilities	178.9	185.6
Non-current liabilities of discontinued operations	1.8	1.7
Total liabilities	2,164.0	2,193.5

Commitments and Contingencies
Redeemable noncontrolling interest	18.2	18.2
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
July 1, 2016 - 49,286,436 (net of 9,523,530 treasury shares)
December 31, 2015 - 48,908,227 (net of 9,901,739 treasury shares)	0.6	0.6
Additional paid-in capital	713.7	720.5
Treasury stock	(171.7)	(180.1)
Retained earnings	34.5	27.2
Accumulated other comprehensive loss	(306.3)	(340.2)
Total Company shareholders' equity	270.8	228.0
Noncontrolling interest	13.6	14.9
Total equity	284.4	242.9
Total liabilities, redeemable noncontrolling interest and equity	$2,466.6	$2,454.6